Exhibit 99.2
Abercrombie & Fitch
January 2011 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended January 29, 2011. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended January 29, 2011, were $234.1 million, a 6% increase from net sales of $221.5 million for the four-week period ended January 30, 2010. January comparable store sales decreased 4%. Total Company direct-to-consumer net merchandise sales increased 23% to $33.9 million. Total Company domestic net sales, including direct-to-consumer net sales, decreased 1%. Total Company international net sales, including direct-to-consumer net sales, increased 42% to $50.3 million.
For the fiscal quarter ended January 29, 2011, the Company reported net sales of $1.149 billion, a 23% increase from net sales of $936.0 million last year. Comparable store sales increased 13% for the quarter. For the quarter, total Company direct-to-consumer net merchandise sales increased 43% to $133.4 million. For the quarter, total Company international net sales, including direct-to-consumer net sales, increased 61% to $230.3 million.

Abercrombie & Fitch
January 2011 Sales Release
Call Script
For the fiscal year ended January 29, 2011, the Company reported net sales of $3.469 billion, an 18% increase from net sales of $2.929 billion last year. Comparable store sales increased 7% for the fiscal year. For the fiscal year, total Company direct-to-consumer net merchandise sales increased 41% to $352.5 million. For the fiscal year, total Company international net sales, including direct-to-consumer net sales, increased 79% to $646.6 million.
Reported sales for prior year fiscal January included promotional gift cards issued during prior months but redeemed or expired during the month, with a face value of $22 million. The corresponding dollar amount for fiscal January 2010 was not significant.
Abercrombie & Fitch comparable store sales increased 3% for the month and increased 13% for the quarter. Men’s comps for the quarter were up by a high single digit; women’s comps were up by a mid-teen. For the quarter, transactions per average store increased 12% and average transaction value increased 3%.

Abercrombie & Fitch
January 2011 Sales Release
Call Script
For abercrombie kids, comparable store sales decreased 11% for the month and increased 9% for the quarter. Guys comps for the quarter were up by a low double digit; girls comps were up by a high single digit. For the quarter, transactions per average store increased 9% and average transaction value decreased 1%.
Hollister comparable store sales decreased 8% for the month and increased 13% for the quarter. Dudes comps for the quarter were up by a low double digit; Bettys comps were up by a low teen. For the quarter, transactions per average store increased 17% and average transaction value increased 2%.
For the month, from a merchandise classification standpoint across all brands, woven shirts, outerwear and sweaters were stronger categories for men’s while graphic tees and jeans were weaker. For women’s, woven shirts, sweaters and knit tops were stronger categories while graphic tees and fleece were weaker.

Abercrombie & Fitch
January 2011 Sales Release
Call Script
Regionally, the Company’s European business continued to be very strong for the month, and the south and west regions were relatively stronger within the US.
Across all brands and channels, average unit retail increased 3% for the month, including the year over year effect of promotional gift cards, and decreased 2% for the quarter.
As a result of its fiscal year-end review of long-lived store-related assets, the Company expects to record an impairment charge for the quarter. The charge will include a substantial portion of the approximately $58 million net book value associated with Gilly Hicks stores, as well as certain other store-related assets. The Gilly Hicks charge relates to the stores constructed using the original large format store of around 10,000 gross square feet. The Company expects that future stores will be constructed using the new smaller format of approximately 5,000 gross square feet. The impairment charge does not affect the Company’s operating plans for Gilly Hicks.

Abercrombie & Fitch
January 2011 Sales Release
Call Script
In addition, as previously indicated, for the fiscal quarter ended January 29, 2011 the Company expects to record exit charges associated with the closure of 56 domestic stores during the quarter. These closures are in addition to the 8 permanent closures that occurred in prior quarters during the fiscal year. Fourth quarter net pre-tax charges associated with these closures are expected to be approximately $4 million, primarily related to lease obligations.
The Company will release its fourth quarter results on Wednesday, February 16, 2011, prior to the opening of the market and hold a conference call at 8:30 am Eastern Time. To listen to the conference call, dial (888) 812-8589 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 312-0406. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 7186724 or through wwww.abercrombie.com.
Thank You.

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